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                                                                  Exhibit 10.13

CERTAIN INFORMATION HAS BEEN DELETED FROM THIS EXHIBIT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2.

                               LICENSE AGREEMENT

                                  regarding

                        US PATENTS ON TRANSPEPTIDATION

                                    between

                         PolyPeptide Laboratories A/S
                                 Herredsvejen 2
                                3400 Hillerod
                                   Denmark

                                     and

                               BioNebraska, Inc.
                              3820 NW 46th Street
                                   Lincoln
                               Nebraska 68524
                                     USA


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                              LICENSE AGREEMENT
                              (Transpeptidation)

THIS AGREEMENT is entered in to on the 17th day of February 1997, between:

(1) PolyPeptide Laboratories A/S, a Danish company incorporated under the laws of Denmark, with its registered offices at Herredsvejen 2, 3400 Hillerod, Denmark, hereinafter referred to as "the Licensor" and

(2) BioNebraska, Inc., a company incorporated under the laws of the United States, with its registered offices at 3820 NW 46th Street, Lincoln, Nebraska 68524, USA, hereinafter referred to as "the Licensee".

WHEREAS:

A. The Licensor has developed a patented invention on Transpeptidation relating to the manufacture and testing of pharmaceutical peptides;

B. The parties wish to enter this Agreement for the purpose of licensing the use of the US Transpeptidation patents upon the terms and conditions hereafter contained.

The parties agree as follows:

1.    DEFINITIONS

      In this Agreement:

1.1 "the Patents" shall mean the US Patent No. 4,339,534 expiring July 13, 1999 and US Patent No. 4,806,473 expiring February 21, 2006, both registered in the name of the Licensor, and all divisions, continuations, continuations in part, re-issues, renewals, extensions or editions to any such Patent.

1.2   "the Territory" shall mean United States of America

1.3 "the Patented Technology" shall mean the technology for the production and use of peptides and proteins produced with DNA recombinant technology as covered by the Patents and includes all matters required to be confidential according to Article 6.

1.4 "a Product" shall mean any pharmaceutical product comprised in whole or in part of peptides or proteins produced with the use of the Patented Technology.


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1.5   "controlling interest" shall mean with reference to a party hereto or an assignee the interest in that body of a person, firm, or corporation who or which:

      (i) is able to exercise or is entitled to acquire control (whether direct or indirect) over the body's affairs and in particular (but without prejudice to the generality of the preceding words) if he or it possesses or is entitled to acquire the greater part of the issued share capital or voting power in the body or

      (ii) in the event of the dissolution or liquidation of the body would be entitled to the greater part of the assets available for distribution among its shareholders.

1.6 "Net Sales" shall mean gross proceeds resulting from sales of a Product in the Territory by Licensee less:

      (i)    trade and/or cash discounts actually allowed and taken,

      (ii) forwarding expenses, freight, postage and duties actually paid or allowed and taxes imposed on the seller with respect to such sales, and

      (iii) credits for goods returned and any credit given for reduction in price.

1.7 Where the context so admits the singular includes the plural and vice versa.

1.8 The clause headings shall not form part hereof for the purpose of construction.

2.    GRANT OF RIGHTS

      In consideration of the fees and royalty payments hereinafter referred to, the Licensor hereby grants to the Licensee under the Patents, the Patented Technology and all other rights held by the Licensor an exclusive license to a restricted use of the Patented Technology, namely for the production and use of peptides and proteins produced with DNA recombinant technologies in the Territory. The Licensee shall not directly or indirectly use the Patents or Patented Technology for any purpose other than expressly granted hereunder, whereas the licensor retains its right to make use of the patents within the Territory for non-recombinant use.

3.    PAYMENTS

3.1   Fees

      Upon signing this Agreement, the Licensee will pay the Licensor a fee of [CONFIDENTIAL TREATMENT REQUESTED] for obtaining the exclusive license as described in Article 2. One year after having received the first regulatory approval for the marketing of a Product,


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      the Licensee shall pay to the Licensor a further fee of [CONFIDENTIAL
      TREATMENT REQUESTED].

3.2   Royalty

      The Licensee agrees to pay to the Licensor royalties for the rights granted to it hereunder at the rate of [CONFIDENTIAL TREATMENT REQUESTED] of the Net Sales by the Licensee of a Product until the last of the Patents expires. Forty five (45) days after the end of each calendar quarter, the Licensee shall furnish to the Licensor a calculation of Net Sales and the royalties payable hereunder for such calendar quarter and shall accompany each such report with the payment of royalties then due. Calendar quarters shall be the periods ending on March 31, June 30, September 30 and December 31. The Licensor shall have the right, through its duly authorised representatives, and at its expense, to examine the books and records of the Licensee during reasonable business hours for the purpose of verifying the correctness of the calculation of Net Sales and royalties payable.

3.3   Currency

      Fees and Royalties accrued pursuant to this Agreement shall be payable to the Licensor in US Dollars. If direct remittance to the Licensor in US Dollars of such fees and royalties is not lawful or practicable, payment thereof shall be made by deposit, within the period provided for in Section 3.1, - upon execution of the Agreement and 1 year after occurrence of the first regulatory approval - and Section 3.2 - 45 days after the end of each calendar quarter.

4.    TRANSFER OF PATENTED TECHNOLOGY

      The Licensor shall promptly disclose to the Licensee all particulars and details of the Patented Technology sufficient for the Licensee to use it for the production and use of peptides and proteins produced with DNA recombinant technology.

5.    CONFIDENTIAL INFORMATION

      During the continuance of this Agreement and at all times thereafter the Licensee shall (except to fulfil the purposes of this Agreement) keep confidential the Patented Technology, the improvements and information related thereto and shall not disclose or use any part of it and the Licensee shall (except to fulfil the purposes of this Agreement) keep confidential and shall not disclose or use any information received by it from the Licensor whether under this Agreement or otherwise (except to the extent that such information is published by the Licensor or is contained in a published patent specification or is generally known otherwise than by a breach of this Agreement) and shall ensure by securing and enforcing suitable contractual provisions that its employees and all other persons or companies to whom such information is communicated shall be similarly bound.


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6.    PATENT INFRINGEMENTS

(a) If either of the parties hereto shall come to know of any infringement or threatened infringement of the Patents then it shall immediately inform the other party thereof and both parties shall discuss what action shall be taken.

(b) Should either party decide for any reason that it is not willing to take legal proceedings in respect of such infringement then the other party may at its own expense take any such action as it considers desirable and the inactive party shall on reimbursement of its expenses lend its name and give the party taking such action all such assistance whether legal or technical as such other party requests of it.

7.    ASSIGNMENT

      Neither the Licensor nor the Licensee may assign this Agreement except:

      (a)   to an assignee in which that party has a controlling interest; or

      (b) with the consent of the other party which consent shall not be unreasonably withheld.

8.    WARRANTIES

8.1   Exclusivity

      The Licensor warrants to the Licensee that the Licensor will not use the Patented Technology for the production and use of peptides and proteins produced by nonrecombinant technologies in the Territory, nor that the Licensor has granted or will grant any other license for the herein described use of the Patented Technology during the term of this Agreement.

8.2   Restricted Use

      The Licensee warrants to the Licensor that the Licensee will not use the Patented Technologies for any other purpose than for peptides and proteins produced with DNA recombinant technologies, and especially will not use the Patented Technologies for the product Calcitonin.

9.    PERIOD OF AGREEMENT

      Subject to the provisions of Clause 10 hereof, this Agreement shall continue for the life of the last Patent to expire.

10.   TERMINATION

      This Agreement may be terminated at any time in any of the following ways:


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      (a)   if either of the parties shall become insolvent or shall have a receiver or trustee appointed in charge of the whole or any part of its assets or shall enter into liquidation (other than for the purposes of reorganisation), then the other party may by notice in writing served upon it terminate this Agreement with immediate effect.

      (b) if either of the parties shall commit a material breach of its obligations under this Agreement, the other may send to it notice in writing specifying the breach complained of and calling upon it to remedy the same within a specified period of not less than ninety days, and if the party in default shall not have remedied the breach within the said period, then the party serving the notice may terminate this Agreement by a further 14 days' notice in writing served upon the party in default.

11.   NOTICES

      Any notice or other communication authorised or required to be given hereunder or for the purposes hereof shall be deemed to be sufficiently given to either party if left at or forwarded by registered post, recorded delivery service, or facsimile addressed to such party at its last known address or its registered office and every notice or other such communication shall be deemed to have been received and given at the time when in the ordinary course of transmission it would have been delivered at the address to which it was sent.

12.   LAW

      This Agreement shall in all respects be governed by the laws of England.

13.   ARBITRATION

      All disputes between the parties relating to this Agreement, including its interpretation that cannot be settled amicably by the parties, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration in England, which Rules are deemed to be incorporated by reference to this Article.


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PolyPeptide Laboratories, A/S          BioNebraska, Inc.

/s/ Erik Lorentsen                     /s/ Thomas R. Coolidge
---------------------------------      -------------------------------
Hillerod, February 17, 1997            Falls Village, 2/27 1997
General Manager                        Chairman of the Board and CEO


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